Articles of Association of Credit Suisse Group AG

Articles of Association of Credit Suisse Group AG
I. Corporate Name, Registered Office, Duration and Purpose
II. Share Capital and Shares
III. Debt Capital
IV. The Governing Bodies of the Company
1. The General Meeting of Shareholders
2. The Board of Directors
3. The Independent Auditors and the Special Auditors
V. Financial Year and Allocation of the Net Profit
VI. Dissolution and Liquidation of the Company
VII. Official Notices and Announcements
VIII. Transitional Regulations
I. Corporate Name, Registered Office, Duration and Purpose
Art. 1 Corporate Name, RegisteredOffice and Duration
A stock corporation under the name Credit Suisse Group AG (Credit Suisse Group SA) (Credit Suisse Group Ltd.) (the “Company”) is established with its registered office in Zurich, Switzerland. Its duration is unlimited.

Art. 2 Purpose
1 The purpose of the Company is to hold direct or indirect interests in all types of businesses in Switzerland and abroad, in particular in the areas of banking, finance, asset management and insurance. The Company has the power to establish new businesses, acquire a majority or minority interest in existing businesses and provide related financing.

2 The Company has the power to acquire, mortgage and sell real estate properties, both in Switzerland and abroad.
II. Share Capital and Shares
Art. 3 Share Capital and Shares
1 The fully paid-in share capital amounts to CHF 47,446,977.68 and is divided into 1,186,174,442 registered shares with a par value of CHF 0.04 each.
2 Upon a resolution being passed by the General Meeting of Shareholders, registered shares may be converted into bearer shares.
3 The Company may issue its shares in the form of single certificates, global certificates or uncertificated securities. The Company may convert the shares it issued in one form into another form at any time and without the approval of shareholders. Shareholders have no right to demand that issued shares be converted into another form. Shareholders may, however, at any time request that the Company issue a certificate for the registered shares that they hold according to the Share Register.

4 The Company recognizes only one representative for each share.
Art. 4 Share Register and Transfer of Shares
1 The Company recognizes as a shareholder the person whose name is entered in the Share Register.
2 A person who has acquired registered shares will, upon application, be entered without limitation in the Share Register as having voting rights provided that he or she expressly states that he or she has acquired the shares concerned in his or her own name for his or her own account.

3 Any person not expressly stating in his or her application for registration that the shares concerned have been acquired for his or her own account (hereinafter “nominees”) may be entered for a maximum of 2% of the total outstanding share capital with voting rights in the Share Register. In excess of this limit, registered shares held by a nominee will only be granted voting rights if such nominee declares in writing that he or she is prepared to disclose the name, address and shareholding of any person for whose account he or she is holding 0.5% or more of the outstanding share capital. Art.10, Section 2 shall apply correspondingly to nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated.

4 The transfer restrictions apply regardless of the way and the form in which the registered shares are kept in the accounts, and regardless of the provisions applicable to transfers.
5 The transfer of intermediated securities based on the Company's shares, and the pledging of these intermediated securities as collateral, shall be based on the provisions of the Swiss Federal Intermediated Securities Act. Transfer or pledging as collateral by means of written assignment are not permitted.

6 The Board of Directors will issue the necessary directives to ensure that the aforementioned provisions are complied with.
III. Debt Capital
Art. 5 Bond Issues
The Company may issue bonds, with or without security, including warrants and convertible issues, and may guarantee such issues by its subsidiaries.
IV. The Governing Bodies of the Company
Art. 6 The governing bodies of the Company shall be the following:
1. The General Meeting of Shareholders;
2. The Board of Directors;
3. The Independent Auditors.
1. The General Meeting of Shareholders
Art. 7 Authority and Duty to call a Meeting
1 The General Meeting of Shareholders shall ordinarily be called by the Board of Directors.
2 The ordinary General Meeting of Shareholders shall take place annually within six months after the close of the business year.
3 Extraordinary General Meetings of Shareholders shall take place as necessary. One or more shareholders whose combined holdings represent at least 10 percent of the share capital can also request that a meeting be called.

4 Shareholders representing shares with a par value of CHF 40,000 may require that a particular item appear on the agenda of the meeting.
5 The request to call a General Meeting of Shareholders must be submitted in writing and at the same time shares of the Company representing at least 10 percent of the share capital are to be deposited. The request to include a particular item on the agenda of the meeting, together with the relevant proposals, must be submitted in writing and at the same time shares of the Company with a par value of at least CHF 40,000 are to be deposited for safekeeping. The shares are to remain in safekeeping until the day after the General Meeting of Shareholders.

6 The request to include a particular item on the agenda, together with the relevant proposals, must be submitted to the Board of Directors not later than 45 days before the date of the meeting.
Art. 8 Powers
The General Meeting of Shareholders has the following powers which may not be delegated. It may amend the articles of association, elect the members of the Board of Directors, elect the Independent Auditors and Special Auditors, approve the annual report, the consolidated financial statements and the annual statutory financial statements, determine the allocation of the disposable profit, formally discharge the actions of the members of the Board of Directors and pass resolutions on all matters which have been reserved to its authority by law or by these articles of association or which have been submitted to the meeting by the Board of Directors.

Art. 9 Notice of Meetings
1 Notice of the General Meeting of Shareholders must be given at least 20 days before the meeting takes place. Notice of the meeting is to be published in the Swiss Gazette of Commerce (Schweizerisches Handelsamtsblatt).

2 The notice of the meeting must include the items on the agenda, the proposals submitted by the Board of Directors and by shareholders who have required that a meeting be held or that a particular item be included on the agenda.

3 No resolutions can be passed on proposals of which due notice has not been given, with the exception of those concerning the calling of an extraordinary General Meeting or the carrying out of a special audit.

Art. 10 Voting Rights
1 Subject to the provisions of Art. 4, Section 3 every share carries one vote at the General Meeting of Shareholders. However, except as set out in Sections 3-5 below, the shares for which a single shareholder can directly or indirectly exercise voting rights for his or her own shares or as a proxy may not exceed 2 percent of the total outstanding share capital.

2 For the purposes of the restrictions on voting rights as laid down in Section 1 above, legal entities, partnerships or groups of joint owners or other groups in which individuals or legal entities are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated shall be regarded as being a single shareholder. The same shall apply to individuals, legal entities or partnerships that act in concert (especially as a syndicate) with intent to evade the limitation on voting rights.

3 The restrictions on voting rights do not apply to the exercise of voting rights by representatives of a governing or executive body of the company who are designated by the Company as proxies (Art. 689c CO), or by persons designated by the Company as independent proxies (Art. 689c CO), or by persons acting as proxies for deposited shares (Art. 689d CO), provided all such persons have been instructed by shareholders to act as proxies.

4 Nor do the restrictions on voting rights apply to shares in respect of which the shareholder confirms to the Company in the application for registration that he or she has acquired the shares in his or her name for his or her own account and in respect of which the disclosure requirement set out in Section 6 below has been satisfied.

5 In addition, the restrictions on voting rights do not apply to shares which are registered in the name of a nominee, provided that this nominee furnishes the Company with the name, address and shareholding of the person(s) (as per definition in Section 2 above) for whose account he or she holds 0.5 percent or more of the total share capital outstanding at the time and for which he or she (or the beneficial owner, as appropriate) has satisfied the disclosure requirement set out in section 6 below. The Board of Directors has the right to conclude agreements with nominees concerning both their disclosure requirement and the exercise of voting rights.

6 The disclosure obligation must be discharged in accordance with Art. 20 of the Federal Act on Stock Exchange and Securities Trading of 24 March 1995 and the relevant ordinances and regulations.
7 The Board of Directors shall issue regulations regarding the proof of share ownership which is necessary in order to obtain voting cards.
Art. 11 Chairman/Chairwoman, Secretary
1 The Chairman/Chairwoman of the Board of Directors shall chair the General Meeting of Shareholders, and, in his or her absence, a Deputy Chairman/ Chairwoman or another member designated by the Board shall take the chair.

2 The General Meeting of Shareholders shall elect by a show of hands the tellers to count the votes at the meeting. Members of the Board of Directors, the Independent Auditors and employees of the Company shall not be eligible to act as tellers.

3 The Board of Directors shall nominate a secretary to take the minutes.
Art. 12 Quorums
1 The General Meeting of Shareholders may in principle pass resolutions without regard to the number of shareholders present at the meeting or represented by proxy.
2 Representation of at least half of the share capital is required for:
– conversion of registered shares into bearer shares;
– amendments to Art. 4, Section 3
– amendments to Art. 10, Sections 1-6
– dissolution of the Company.
3 This Article is subject to the mandatory provisions of the law and other provisions of these articles of association.
Art. 13 Resolutions/Required Majorities
1 Resolutions and elections by the General Meeting of Shareholders require the approval of an absolute majority of the votes represented at the meeting, except as otherwise prescribed by mandatory provisions of law or by other provisions of these articles of association. In the case of an equality of votes, elections and resolutions shall be decided by the casting vote of the person chairing the meeting.

2 The conversion of registered shares into bearer shares, the dissolution of the Company and amendments to Art. 4, Section 3 of these articles of association require the approval of at least three-quarters of the votes cast. Amendments to Art. 10, Sections 1-6 require the approval of at least seven-eighths of the votes cast.

3 The Chairman may allow elections and ballots to be conducted by a show of hands, by written ballot or by electronic means. A written ballot is held if requested by 50 of the shareholders present.
Art. 14 Minutes
The person chairing the meeting and the secretary of the meeting are to sign the minutes of the meeting.
2. The Board of Directors
Art. 15 Election and Term of Office
1 The Board of Directors shall consist of a minimum of seven Members.
2 Each Member of the Board of Directors shall be elected individually for a period of three years and shall be eligible for re-election. One year of office is understood to be the period of time from one ordinary General Meeting of Shareholders to the close of the next ordinary General Meeting.

Art. 16 Powers and Responsibilities
1 The Board of Directors shall decide on all matters which have not been reserved for or conferred on another governing body of the Company by law by these articles of association or by other regulations.

2 The Board of Directors determines those who have signatory power and the nature of the signatory power required. A document signed on behalf of the Company is binding on the Company only when it carries the signatures of two authorized signatories.

Art. 17 Delegation of Powers
The Board of Directors may delegate the management of the Company wholly or partly to committees of the Board, individual Members of the Board or third parties, in accordance with the regulations governing the conduct of business of the Company.

Art. 18 Quorum/Required Majorities
1 A majority of the members of the Board of Directors must be present in person in order to pass resolutions; there is no presence quorum requirement for decisions to carry out authorized capital increases, for acknowledgement of ordinary or authorized capital increases that have been carried out, or for the resultant changes to the articles of association. For resolutions carried out by circular letter, a majority of the members of the Board of Directors must cast their votes.

2 Resolutions of the Board of Directors require the approval of an absolute majority of the votes cast. In the case of an equality of votes, decisions shall be determined by the casting vote of the person chairing the meeting.

Art. 19 Minutes
Minutes shall be kept of the proceedings and resolutions of the Board of Directors. The minutes shall be signed by the person chairing the meeting and the secretary.
Art. 20 Remuneration of Directors
The Board of Directors shall be appropriately remunerated for its services in an amount to be determined by itself.
3. The Independent Auditors and the Special Auditors
Art. 21 Appointment and Duties
The Independent Auditors shall be elected by the General Meeting of Shareholders for one year and shall be responsible for carrying out all functions and duties incumbent upon them by law.
The special auditors shall be elected by the General Meeting of Shareholders for the term of one year and shall be responsible for the special audit reports in connection with qualified capital increases (Art. 652f CO).

V. Financial Year and Allocation of the Net Profit
Art. 22 Financial Year
The Company’s financial year shall be determined by the Board of Directors.
Art. 23 Allocation of disposable Profit
The allocation of the disposable profit shall be made by the General Meeting of Shareholders. The distributions of a dividend and the establishment and utilization of special reserves, if any, shall be decided by the General Meeting of Shareholders in accordance with Art. 671 ff of the Swiss Code of Obligations.

VI. Dissolution and Liquidation of the Company
Art. 24 Should the Company be dissolved, the Board of Directors shall carry out the liquidation unless the General Meeting of Shareholders decides otherwise.
VII. Official Notices and Announcements
Art. 25 Publication
1 The Swiss Commercial Gazette (Schweizerisches Handelsamtsblatt) shall be the official medium for publication of the Company’s notices and announcements.
2 Notices and announcements to the shareholders shall be made in the Swiss Commercial Gazette (Schweizersches Handelsamtsblatt), insofar as the law does not prescribe some other manner of publication.
VIII. Transitional Regulations
Art. 26 Conditional Capital
1 The Company’s share capital as per Art. 3 of the articles of association shall be increased by no more than CHF 4,000,000 through the issue of no more than 100,000,000 registered shares with a par value of CHF 0.04 each, to be fully paid in, through the voluntary exercise or compulsory exchange of conversion and/or warrant rights issued in connection with bonds or other financial market instruments of Credit Suisse Group or any of its Group companies. Shareholders’ subscription rights are excluded. Holders of conversion and/or warrant rights are entitled to subscribe to the new shares. The Board of Directors shall set the conversion and/or warrant conditions.

2 When issuing bonds or other financial market instruments which are linked to conversion and/or warrant rights, the Board of Directors is entitled to restrict or exclude shareholders’ preferential subscription rights if the instruments are issued in order to finance or refinance the acquisition of companies, parts of companies, equity stakes or new investment plans, and/or if they are issued on national or international capital markets. If preferential subscription rights are not granted, either directly or indirectly, by decision of the Board of Directors (1) the bonds or other financial market instruments are to be issued at market conditions, (2) the issue of new shares shall be at market conditions taking due account of the market price of the shares and/or comparable instruments with a market price, and (3) the time limit for exercising conversion rights may not be more than 15 years, and the time limit for exercising warrant rights not more than 7 years from the date of the relevant issue.

3 The acquisition of registered shares through the exercise of conversion or warrant rights and any further transfers of registered shares are subject to the transfer restrictions laid down in Art. 4 of these articles of association.

Art. 26a Deleted

Art. 26b
1 The share capital as per Art. 3 of the articles of association is to be increased by not more than CHF 3,278,383.88 through the issue of a maximum of 81,959,597 registered shares with a par value of CHF 0.04 each, to be fully paid in. Upon acquisition, the new shares will be subject to the transfer restrictions pursuant to Art. 4 of the articles of association.

2 The preferential subscription right of present shareholders is excluded in favor of the staff, at all levels, and of Members of the Board of Directors of Credit Suisse Group and its Group companies. The shares shall be issued in accordance with the guidelines adopted by the Board of Directors, as amended from time to time. They may be issued at a price which is below their market value.

Art. 26c
1 The share capital pursuant to Art. 3 of the articles of association is to be increased by no more than CHF 201,603.84, corresponding to no more than 5,040,096 registered shares with a par value of CHF 0.04 each, to be fully paid in, through the exercise of options granted to employees at all levels of Donaldson, Lufkin & Jenrette, Inc. and its Group companies, which were rolled over in accordance with the merger agreement between Credit Suisse Group, Diamond Acquisition Corp. and Donaldson, Lufkin & Jenrette, Inc., dated August 30, 2000. The subscription ratio, time limits and further terms will be determined by the Board of Directors in accordance with the provisions of the merger agreement dated August 30, 2000. The acquisition of shares through the exercise of option rights, and any subsequent transfer of the new shares is subject after issue to the transfer restrictions laid down in Art. 4 of the articles of association.

2 The preemptive rights of the current shareholders are excluded in favor of staff at all levels of Donaldson Lufkin & Jenrette and its Group companies.
Art. 27 Authorized Capital
1 The Board of Directors is authorized, at any time until April 24, 2011 to increase the share capital, as per Art. 3 of the articles of association by a maximum of CHF 4,000,000 through the issuance of a maximum of 100,000,000 registered shares, to be fully paid up, with a par value of CHF 0.04. Increases by underwriting as well as partial increases are permissible. The issue price, the time of dividend entitlement, and the type of contribution will be determined by the Board of Directors. Upon acquisition, the new shares will be subject to the transfer restrictions pursuant to Art. 4 of the articles of association.

2 The Board of Directors is authorized to exclude shareholders’ subscription rights in favor of third parties if the new registered shares are used for (a) the acquisition of companies, segments of companies or participations in the banking, finance, asset management or insurance industries through an exchange of shares or (b) for financing/refinancing the acquisition of companies, segments of companies or participations in these industries, or new investment plans. Shareholders’ subscription rights relating to a maximum of 15,000,000 registered shares are excluded in favor of Credit Suisse so that Credit Suisse can fulfill its obligation to deliver shares in the Company in accordance with the terms of the USD 3.5 billion 11% Tier 1 Capital Notes and CHF 2.5 billion 10% Tier 1 Capital Notes issued in October 2008. If commitments to service convertible bonds or bonds with warrants are assumed in connection with company take-overs or investment plans, the Board of Directors is authorized, for the purpose of fulfilling delivery commitments under such bonds, to issue new shares excluding the subscription rights of shareholders.

3 Registered shares for which subscriptions rights have been granted but not exercised, are to be sold on the market at market conditions.
Art. 27a Deleted
Art. 28 Deleted
Art. 28a Deleted
Art. 28b Deleted
Art. 28c Deleted
Art. 28d Deleted
Art. 28e Deleted

Art. 28f
In accordance with the agreements on non-cash capital contributions of 3 November 2000, the Company has acquired from AXA, Paris, AXA Financial, Inc., New York, The Equitable Life Assurance Society of the United States, New York, and AXA Participations Belgium, Brussels, 64,029,782 Common Shares, with a par value of USD 0.10 per share, of Donaldson, Lufkin & Jenrette Inc., Delaware, with a total value and a total price of CHF 8,502,828,693.50. Settlement has been effected by transfer to AXA, AXA Financial, Inc., Equitable Life Assurance Society of the United States and AXA Participations Belgium of 25,727,167 fully paid-in registered shares of the Company with a par value of CHF 20 per share. The issue price per share is CHF 330.50. The sum of CHF 7,988,285,353.50, being the amount by which the price paid exceeds the par value of the new shares (CHF 514,543,340), is retained by the Company as a share premium.

Art. 28g
In accordance with the agreement on non-cash capital contribution of 25./26. August 2008, the Company has acquired from 6811965 Canada Limited, Montreal, Canada, 16'879'121 class A common shares and 1'780'000 class B supervoting shares of Asset Management Finance Corporation, Delaware, USA, with a total value and a total price of CHF 420'249'574.56. The class A common shares have a par value of USD 5 each and the class B supervoting shares have no par value. Settlement has been effected by transfer to 6811965 Canada Limited of 8'425'212 fully paid-in registered shares of the Company with a par value of CHF 0.04 per share. The issue price per share is CHF 49.88. The sum of CHF 419'912'566.08, being the amount by which the price paid exceeds the par value of the new shares (CHF 337'008.48), is retained by the Company as a share premium.

Art. 29 Deleted
The above text is a translation of the original German articles of association (Statuten) which constitute the definitive text and are binding in law.

Zurich, January 31, 2011

CREDIT SUISSE GROUP AG
Paradeplatz 8
CH-8070 Zurich
Switzerland

www.credit-suisse.com